Filed pursuant to Rule 424(b)(3)
Registration No. 333-226239

PROSPECTUS SUPPLEMENT NO. 6
(To Prospectus dated August 8, 2018)

INTELLIPHARMACEUTICS INTERNATIONAL INC.

6,858,334 Common Shares

This Prospectus Supplement No. 6 (this “Prospectus Supplement”) amends and supplements our Prospectus dated August 8, 2018, as supplemented by prospectus supplement no. 1, dated August 15, 2018, as supplemented by prospectus supplement no. 2, dated September 11, 2018, as supplemented by prospectus supplement no. 3, dated September 13, 2018, as supplemented by prospectus supplement no. 4, dated October 1, 2018, and as supplemented by prospectus supplement no. 5, dated October 5, 2018 (the “Prospectus”), which form a part of our Registration Statement (our “Registration Statement”) on Form F-1 (Registration No. 333-226239). This Prospectus Supplement is being filed to amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in this Prospectus Supplement. The Prospectus and this Prospectus Supplement relate to the resale, from time to time, of up to 6,858,334 common shares by certain of our shareholders identified in the Prospectus.

This Prospectus Supplement includes information from our Report on Form 6-K, which was filed with the Securities and Exchange Commission on October 11, 2018.

This Prospectus Supplement should be read in conjunction with the Prospectus that was previously filed, except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION OR CANADIAN SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The date of this Prospectus Supplement is October 11, 2018

Preliminary Results for the Quarter Ended August 31, 2018

Although the financial statements of Intellipharmaceutics International Inc. (the “Company”) as of and for the quarter ended August 31, 2018 are not yet available, the following information reflects the Company’s estimates of its results based on currently available information.

For the quarter ended August 31, 2018, the Company expects to report the following results:

(in thousands, except for per share amounts)

Balance Sheet Data

Cash and cash equivalents	$57
Total assets	$5,634
Total liabilities	$10,593
Net equity	$(4,959)

Statement of Operations
Three month period
Revenue	$414
Net loss	$(3,954)
Net loss per share – basic and diluted	$(0.91)

Revenues represent quarterly profit share payments from the Company’s commercial partners. Operating expenses, consisting primarily of research and development and general and administrative expenses were significantly higher in the third quarter due to clinical studies related to Oxycodone ER (oxycodone hydrochloride extended-release formulation) as well as higher patent litigation expenses.

The foregoing constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and/or "forward-looking information" under the Securities Act (Ontario). Risks and uncertainties relating to the Company and its business can be found in the "Risk Factors" section of the Company’s latest annual information form, latest Form 20-F, and latest Form F-1, including amendments thereto (including any documents forming a part thereof or incorporated by reference therein), as well as in the Company’s reports, public disclosure documents and other filings with the securities commissions and other regulatory bodies in Canada and the U.S., which are available on www.sedar.com and www.sec.gov. These preliminary results are unaudited and represent the Company’s estimates only, and the Company’s actual results could differ materially from those set forth above as a result of various factors, including those listed under such “Risk Factors”. In addition, these factors include, without limitation, the risk that additional information may arise during the Company’s close process or as a result of subsequent events that would require the Company to make adjustments to the financial information, as well as the risk that adjustments to the Company’s financial statements may be identified through the course of the Company’s independent registered public accounting firm completing its review of the Company’s financial statements.

Intellipharmaceutics Announces Completion of the Clinical Component of Category 2 and 3 Human Abuse Liability Studies for Oxycodone ER

On October 10, 2018, the Company announced that it completed the clinical part of its Category 2 and 3 human abuse liability studies for its Oxycodone ER product candidate to support its abuse-deterrent label claims for both the oral and intranasal route of administration. A copy of the press release is included as Exhibit 99.1 to the Report on Form 6-K, which was filed with the SEC on October 11, 2018.